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                                                                     EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-87722) pertaining to the Old Second Bancorp, Inc. Long-Term Incentive Plan of our report dated January 28, 2000, with respect to the consolidated financial statements of Old Second Bancorp, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-31049) pertaining to the registration of shares of Old Bancorp, Inc. common stock issued in the Maple Park Bancshares, Inc. merger of our report dated January 28, 2000, with respect to the consolidated financial statements of Old Second Bancorp, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


Chicago, Illinois
March 29, 2000